Exhibit 99.1

Exhibit 99.1 Press release, dated October 22, 2008.

Contact: Brad Cohen Public Relations Quantum Corp. (408) 944-4044 brad.cohen@quantum.com Marilyn Keys Investor Relations Quantum Corp. (408) 944-4450 IR@quantum.com	For Release: Oct. 22, 2008 1:05 p.m. PDT

QUANTUM CORPORATION REPORTS FISCAL SECOND QUARTER RESULTS

Delivers 31 Percent Year-over-Year Growth in Disk Systems and Software Revenue, Continued Gross Margin Improvement and Further Debt Reduction

SAN JOSE, Calif., Oct. 22, 2008 – Quantum Corp. (NYSE:QTM), the leading global specialist in backup, recovery and archive, today announced that revenue for its fiscal second quarter (FQ2’09), ended Sept. 30, 2008, was $215 million. Compared to the same quarter last year (FQ2’08), Quantum’s total revenue was down 13 percent, due primarily to the company’s strategy of shifting its sales mix toward higher margin opportunities and a year-over-year decline in branded tape sales. Despite the revenue decline, the company’s GAAP gross margin rate was 38 percent, up from 31 percent in the same quarter last year. GAAP operating expenses totaled $77 million, an increase of $2 million over FQ2’08.

Quantum reported a GAAP net loss of $3 million, or 1 cent per share, a 9-cent improvement over the same period last year. The $3 million net loss for the quarter included $11 million in amortization of intangibles, $3 million in stock-based compensation charges and $450 thousand in restructuring expenses. The net impact of these items reduced earnings per share on a diluted basis by approximately 6 cents.

“Our results were clearly impacted by the global financial crisis, but we were still able to deliver solid improvements in many areas of our business,” said Rick Belluzzo, chairman and CEO of Quantum. “We continued to grow our disk systems and software revenue and reversed the decline in midrange and enterprise tape sales that we had experienced in the first quarter, even though a number of customers held off on closing large deals at the end of September. In addition, we further improved our gross margin performance and paid down another $40 million of debt.

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“Despite the macroeconomic challenges, we still see opportunities for growth over the next several quarters, and we remain focused on leveraging our unique combination of disk, tape, software and service offerings to deliver integrated, edge-to-core solutions for protecting and managing data,” continued Belluzzo.

Quantum’s product revenue, which includes sales of the company’s hardware and software products, totaled $143 million in the September quarter. This represented a net decrease of $42 million from FQ2’08, due to an expected decline in overall OEM revenue as well as lower sales of branded devices, non-royalty media and tape automation systems.

Disk systems and software product revenue was $19 million in FQ2’09, up from $15 million in the same period last year. With related service revenue included, the total for the quarter was $21 million, an increase of 31 percent over FQ2’08. Contributing to the revenue growth was the addition of new Quantum DXi™-Series and EMC disk customers who purchased systems incorporating Quantum’s de-duplication and replication software. Quantum alone increased its DXi-Series customer base to more than 400 in the September quarter, driven in part by sales of its DXi7500 enterprise solution. Reflecting its strong value proposition, two-thirds of DXi7500 customers to date have purchased replication licenses and nearly a third have taken advantage of the direct tape creation option which provides seamless disk-tape integration.

September quarter revenue for Quantum’s other two product categories was as follows:

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$86 million in tape automation sales, a decrease of $25 million from the comparable period last year. Approximately two-thirds of the decline related to OEM products, with the other third due mainly to lower branded sales in North America.

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$39 million in devices and non-royalty media revenue, down $21 million from FQ2’08. This was largely the result of an anticipated decline in OEM device revenue, although branded device sales were also lower. In addition, Quantum chose not to pursue some lower margin media revenue opportunities.

Service revenue, which includes hardware service contracts as well as repair, installation and professional services, was $42 million in FQ2’09. This was an increase of $3 million over FQ2’08.

Quantum had $31 million in royalty revenue for the September quarter, which included an $11 million payment from Riverbed Technology as part of a previously announced settlement of patent infringement litigation. The $31 million in royalty revenue was up $6 million from the comparable quarter last year.

Excluding royalties, the company’s branded share of revenue increased to 66 percent in FQ2’09, from 63 percent in FQ2’08.

Conference Call and Audio Webcast Notification

Quantum will hold a conference call today, Oct. 22, 2008, at 2:00 p.m. PDT, to discuss its fiscal second quarter results. Press and industry analysts are invited to attend in listen-only mode. Dial-in number: (303) 262-2161 (U.S. & International). Quantum will provide a live audio webcast of the conference call beginning today, Oct. 22, 2008, at 2:00 p.m. PDT. Site for the webcast and related information: http://www.quantum.com/investors.

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About Quantum

Quantum Corp. (NYSE:QTM) is the leading global storage company specializing in backup, recovery and archive. Combining focused expertise, customer-driven innovation, and platform independence, Quantum provides a comprehensive, integrated range of disk, tape, and software solutions supported by a world-class sales and service organization. This includes the DXi-Series, the first disk backup solutions to extend the power of data de-duplication and replication across the distributed enterprise. As a long-standing and trusted partner, the company works closely with a broad network of resellers, OEMs and other suppliers to meet customers’ evolving data protection needs. Quantum Corp., 1650 Technology Drive, Suite 800, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

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Quantum and the Quantum logo are trademarks of Quantum Corporation registered in the United States and other countries. DXi is a trademark of Quantum Corporation. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, statements relating to our opportunities for growth over the next several quarters, and our focus on leveraging our unique combination of disk, tape, software and service offerings to deliver integrated, edge-to-core solutions for protecting and managing data, are forward-looking statements within the meaning of the Safe Harbor. These statements are based on management’s current expectations and are subject to certain risks and uncertainties. As a result, actual results may differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially from those described herein include, but are not limited to: (a) the failure to compete successfully in the highly competitive and rapidly changing marketplace for backup, recovery, archive and other storage products and services; (b) our ability to successfully execute to our product roadmaps and timely ship our products; (c) the risk that lower volumes and continuing price and cost pressures could lead to lower gross margin rate; (d) media royalties from media manufacturers coming in at lower levels than expected; (e) risks related to our debt obligations; (f) acceptance of, or demand for, our products being lower than anticipated; and (g) difficulties in retaining key employees. More detailed information about these risk factors, and additional risk factors, are set forth in Quantum’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” on pages 12 to 22 of Quantum’s Annual Report on Form 10-K for fiscal year 2008, filed with the Securities and Exchange Commission on June 13, 2008 and on pages 28 to 38 of Quantum’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008, filed with the Securities and Exchange Commission on August 8, 2008. In particular, you should review the risk factors on pages 28 through 30 of our Form 10-Q under the headings: “A large percentage of our sales come from a few customers, and these customers generally have no minimum or long-term purchase commitments. The loss of, or a significant reduction in demand from, one or more key customers could materially and adversely affect our business, financial condition and operating results,” “We derive almost all of our revenue from products incorporating tape technology. If competition from alternative storage technologies continues or increases, our business, financial condition and operating results would be materially and adversely harmed,” “In connection with the acquisition of ADIC, we drew on our credit facility substantially increasing our debt service obligations and constraining our ability to operate our business. Unless we are able to generate sufficient cash flows from operations to meet these debt obligations, our business financial condition and operating results will be materially and adversely affected,” “Competition has increased, and may increasingly intensify, in the tape drive and tape automation markets as a result of competitors introducing products based on new technology standards, which could materially and adversely affect our business, financial condition and results of operations” and “Our credit agreement contains various covenants that limit our discretion in the operation of our business, which could have an adverse effect on our business, financial condition and results of operations.” Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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QUANTUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended Sept 30,		Six Months Ended Sept 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Product	$143,192	$184,973	$300,776	$366,604
Service	41,579	39,008	83,836	79,112
Royalty	30,619	24,526	52,569	48,559

Total revenue	215,390	248,507	437,181	494,275
Cost of revenue:
Product	99,631	141,595	214,634	278,738
Service	32,884	28,637	64,833	58,968
Restructuring charges related to cost of revenue	—	—	—	237

Total cost of revenue	132,515	170,232	279,467	337,943
Gross margin	82,875	78,275	157,714	156,332
Operating expenses:
Research and development	18,766	22,500	37,756	48,858
Sales and marketing	38,148	34,253	78,185	69,609
General and administrative	19,820	17,986	41,845	39,503
Restructuring charges	457	217	407	9,331

	77,191	74,956	158,193	167,301

Income (loss) from operations	5,684	3,319	(479)	(10,969)
Interest income and other, net	(385)	1,512	1,097	5,869
Interest expense	(7,510)	(24,199)	(16,285)	(37,833)

Loss before income taxes	(2,211)	(19,368)	(15,667)	(42,933)
Income tax provision	1,053	1,099	1,935	119

Net loss	$(3,264)	$(20,467)	$(17,602)	$(43,052)

Basic and diluted net loss per share	$(0.01)	$(0.10)	$(0.08)	$(0.21)

Basic and diluted weighted average common and common equivalent shares	208,960	201,142	207,943	199,700

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Included in the above Statements of Operations:

	Three Months Ended Sept 30,		Six Months Ended Sept 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Expense related to retiring prior debt facility	$—	$12,602	$—	$12,602
Accelerated depreciation on legacy IT system	—	—	—	2,179
Accelerated depreciation related to facility closures	—	66	—	66
Retention expense:
Cost of revenue	—	53	—	219
General and administrative	—	73	—	73

	—	126	—	292
Amortization of intangibles:
Cost of revenue	6,730	8,047	13,648	16,556
Research and development	100	206	200	411
Sales and marketing	4,117	4,223	8,248	8,446
General and administrative	25	25	50	50

	10,972	12,501	22,146	25,463
Share-based compensation:
Cost of revenue	603	572	958	938
Research and development	807	1,058	1,572	1,917
Sales and marketing	972	1,000	1,713	1,583
General and administrative	684	1,039	1,517	2,081

	3,066	3,669	5,760	6,519

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QUANTUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2008	March 31, 2008
	(Unaudited)	*
Assets
Current assets:
Cash and cash equivalents	$33,177	$93,643
Accounts receivable, net	148,022	182,998
Inventories	77,318	75,995
Deferred income taxes	12,138	12,060
Other current assets	29,761	30,601

Total current assets	300,416	395,297
Long-term assets:
Property and equipment, less accumulated depreciation	33,505	39,271
Service parts for maintenance, less accumulated amortization	75,409	77,211
Purchased technology, less accumulated amortizatin	60,819	74,667
Other intangible assets, less accumulated amortization	66,925	75,223
Goodwill	390,776	390,776
Other long-term assets	12,496	13,280

Total long-term assets	639,930	670,428

	$940,346	$1,065,725

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$77,992	$97,965
Accrued warranty	15,240	19,862
Deferred revenue, current	74,137	73,525
Current portion of long-term debt	4,000	4,000
Accrued restructuring charges	3,514	3,834
Other accrued liabilities	79,915	82,997

Total current liabilities	254,798	282,183
Long-term liabilities:
Deferred revenue, long-term	33,896	31,152
Deferred income taxes	13,892	13,640
Long-term debt	246,000	336,000
Convertible subordinated debt	160,000	160,000
Other long-term liabilities	14,176	14,746

Total long-term liabilities	467,964	555,538
Stockholders’ equity	217,584	228,004

	$940,346	$1,065,725

*	Derived from the March 31, 2008 audited Consolidated Financial Statements

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QUANTUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended September 30,
	2008	2007
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(17,602)	$(43,052)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation	8,524	15,245
Amortization **	32,401	42,763
Realized gain on sale of investment	—	(2,122)
Deferred income taxes	174	(14)
Share-based compensation	5,760	6,519
Fixed assets written off in restructuring	—	568
Change in assets and liabilities:
Accounts receivable	34,976	(48,828)
Inventories	(7,490)	9,650
Service parts for maintenance	(1,099)	62
Accounts payable	(19,973)	512
Accrued warranty	(4,622)	(6,587)
Deferred revenue	3,356	4,709
Income taxes payable	(154)	(621)
Accrued restructuring charges	(320)	(3,647)
Other assets and liabilities	(3,352)	1,294

Net cash provided by (used in) operating activities	30,579	(23,549)
Cash flows from investing activities:
Purchases of marketable securities	—	(65,000)
Proceeds from sale of marketable securities	—	100,000
Purchases of property and equipment	(3,025)	(13,831)
Proceeds from sale of investment	—	5,441
Proceeds from sale of subsidiary, net of cash sold	—	2,176

Net cash provided by (used in) investing activities	(3,025)	28,786
Cash flows from financing activities:
Borrowings of long-term debt, net	—	441,953
Repayments of long-term debt	(90,000)	(432,500)
Proceeds from issuance of common stock, net	1,980	9,018

Net cash provided (used in) by financing activities	(88,020)	18,471
Net increase (decrease) in cash and cash equivalents	(60,466)	23,708
Cash and cash equivalents at beginning of period	93,643	59,926

Cash and cash equivalents at end of period	$33,177	$83,634

**	Amortization for the six months ended September 30, 2007 includes $8.1 million of our prior debt facility’s capitalized debt costs.

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